INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Applebee's International, Inc. (the "Company") on Form S-8 of our report dated March 5, 2003 which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle, appearing in the Annual Report on Form 10-K of the Company for the year ended December 29, 2002.





DELOITTE & TOUCHE LLP

Kansas City, Missouri
May 14, 2003